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                                                                     EXHIBIT 11
                                  Proteon, Inc.

                    Computation of Primary and Fully Diluted
                             (Loss) Income Per Share
                                 (in thousands)



                                                        Three months ended
                                                    March 29,         March 30,
                                                      1997              1996
                                                    ---------         ---------

Net (Loss) Income                                    $  (313)          $   141
                                                     =======           =======

Weighted average number of common
shares outstanding                                    15,545            15,741

Weighted average number of common
equivalent shares                                          -                 -
                                                     -------           -------

Weighted average number of common and
common equivalent shares outstanding
used to calculate per share data                      15,545            15,741
                                                     =======           =======


Net (loss) income per share:

       Primary                                       $ (0.02)          $  0.01
                                                     =======           =======

       Fully diluted                                 $ (0.02)          $  0.01
                                                     =======           =======
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